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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 33-44737 on Form N-1A of our report dated January 9, 2002 relating to the financial statements of the Regions Morgan Keegan Select Funds (comprised of the following funds: Regions Morgan Keegan Aggressive Growth Fund, Regions Morgan Keegan Select Balanced Fund, Regions Morgan Keegan Select Fixed Income Fund, Regions Morgan Keegan Select Growth Fund, Regions Morgan Keegan Select Limited Maturity Government Fund, Regions Morgan Keegan Select Treasury Money Market Fund, and Regions Morgan Keegan Select Value
Fund) for the year ended November 30, 2001, and to the reference to us under the heading "Financial Highlights" in such Prospectus, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 28, 2002